EVEREST MEDICAL CORPORATION
                            13755 First Avenue North
                        Minneapolis, Minnesota 55441-5454
                      612-473-6262, Facsimile: 612-473-6465


December 11, 1996

John L. Shannon, Jr.
Everest Medical Corporation
13755 First Avenue North
Minneapolis, MN  55441-5444

Dear John,

On behalf of the Everest Medical Corporation Board of Directors, I am hereby notifying you that your employment agreement is being extended for two (2) years until December 31, 1998. Your base salary for the period from January 1, 1997 until December 31, 1997 will remain at $150,000 per year. At this time, your base salary will be reviewed by the Compensation Committee of the Board of Directors, but in no event will it be reduced below $150,000. If, during this period, your employment is terminated for any reason other than cause or your resignation, you will receive twelve months severance payable over twelve months in accordance with Everest Medical normal payroll practices. If for any reason Everest Medical does not extend your employment past December 31, 1998, other than your stated desire not to continue to be employed by the Company, you will also be paid twelve months severance over a twelve month period. In addition, if the Company is acquired by another entity, either pursuant to a purchase of assets or the acquisition of 50% or more of the Company's outstanding capital stock, you will be paid $250,000 within ten (10) days of the closing of the purchase of assets or acquisition of stock. Other than modified above, your employment agreement dated August 9, 1993 as amended on May 10, 1994, and as amended on August 25, 1995 continues to be in full force and effect.

Sincerely,
EVEREST MEDICAL CORPORATION

/s/ David D. Koentopf
David D. Koentopf
Chairman of the Board of Directors